Exhibit 99.1

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                             MARRIOTT RESIDENCE INN
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                               LIMITED PARTNERSHIP

                            1998 First Quarter Report
                        Limited Partner Quarterly Update


Presented for your review is the 1998 First Quarter Report for the Marriott Residence Inn Limited Partnership. In 1997, the Partnership began filing periodic reports with the Securities and Exchange Commission (SEC). The Partnership will continue to file what are known as Form 10-Q's each quarter, and a Form 10-K annually. The Form 10-Q immediately follows this update and replaces the quarterly report format previously used by the Partnership.

Potential Transaction

In December 1997, Host Marriott Corporation on behalf of the General Partner, RIBM One Corporation, filed a preliminary Prospectus/Consent Solicitation
Statement (the "S-4") with the SEC which proposed the consolidation (the "Consolidation") of this Partnership and five other limited partnerships into a publicly traded real estate investment trust ("REIT"). The General Partner has been working to resolve various open issues concerning the proposed Consolidation.

In addition, there are existing REIT's which are active in the moderate price and extended stay hotel segment that have expressed an interest in the six limited partnerships. Therefore, the General Partner has had preliminary discussions with some of these companies. Although no agreements have yet been reached, the General Partner continues to pursue the possibility of a potential transaction involving the Partnership's assets or a merger of the Partnership with an existing publicly traded company.

The General Partner has retained Merrill Lynch to advise the Partnership with respect to the Partnership's strategic alternatives, including the original Consolidation plan and other available alternatives. The General Partner intends to continue to explore these alternatives and determine which path to pursue, obviously subject to appropriate partner approval.

Cash Distributions and Capital Expenditure Budgets

During the first quarter of 1998, the Partnership distributed $50 per limited partner unit which represents a 5% annualized return on invested capital. The distribution was made entirely from 1997 cash from operations.

Based on current 1998 operating forecasts, we anticipate that 1998 cash available for distribution will be comparable to 1997 levels. It is expected that the Partnership will make one distribution after year end and that the distribution will be net of a reserve established by the General Partner for the future capital needs of the Partnership's Inns, as discussed below.


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Based upon current  capital  expenditure  budgets,  the  Partnership's  property improvement fund is forecasted to be insufficient beginning in 1998. This shortfall is primarily due to the need to complete total suite refurbishments at the majority of the Partnership's Inns in the next several years. As a result, the General Partner established a reserve (the "Capital Reserve") in 1996 for the future capital needs of the Partnership's Inns. As of March 27, 1998, the Capital Reserve balance was $2.8 million. The current property improvement fund shortfall estimate of $3.6 million through 1999 will be funded by utilizing $2.6 million from the Capital Reserve, with the remaining $1 million to be funded by increasing the property improvement fund contribution rate from 5% to 6% in 1998 and 5.5% in 1999. The proposed financing of the property improvement fund shortfall is subject to approval by the Partnership's mortgage lenders. As always, we will continue to work with the Manager to promote efficient use of the property improvement fund.

Inn Operations

Partnership revenues increased 12% during the first quarter of 1998 when compared to the same period in 1997 due to an 8% increase in REVPAR from $72 to approximately $78. REVPAR is a commonly used indicator of market performance for hotels which represents the combination of daily room rate charged and the average daily occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. The increase in REVPAR is due to a 7% increase in the combined average suite rate from $89 to approximately $95 combined with an increase in average occupancy of just under one percentage point to approximately 82%. For the quarter, REVPAR increased at 13 of the Partnership's 15 Inns.

Amounts Paid to the General Partner and Marriott International, Inc.

The chart below summarizes amounts paid (in thousands) to the General Partner and Marriott International, Inc. for the twelve weeks ended March 27, 1998 (unaudited):

Marriott International, Inc.:
  Residence Inn system fee.................................................$         558
  Marketing fund contribution..............................................          349
  Deferred base management fee.............................................          327
  Base management fee......................................................          293
  Chain services and Marriott Rewards Program..............................          289
                                                                           -------------

                                                                           $       1,816

General Partner:
  Administrative expenses reimbursed.......................................$         103
  Capital distribution.....................................................           33
                                                                           -------------

                                                                           $         136

Further details of the First Quarter 1998 Inn operations are contained in the Partnership's Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations.

You are encouraged to review the enclosed Form 10-Q in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.